XL Capital Ltd
XL House
One Bermudiana Road
Hamilton HM 11
Bermuda

			Phone Fax	(441) 292 8515 (441) 292 5280
Press Release
Contact:	David Radulski Investor Relations (441) 294 7460	Carol Parker Trott Media Relations (441) 294 7290

XL CAPITAL LTD ANNOUNCES PRELIMINARY LOSS ESTIMATES FOR

HURRICANES GUSTAV AND IKE

LESS THAN ONE-QUARTER OF A PERCENT
OF XL CAPITAL LTD’S INVESTMENT PORTFOLIO EXPOSED TO
LEHMAN BROTHERS HOLDINGS INC.

Hamilton, Bermuda – September 29, 2008 — XL Capital Ltd (NYSE: XL) (“XL” or the “Company”) today announced preliminary net loss estimates for Hurricanes Gustav and Ike.

The Company’s preliminary loss estimates, pretax and net of reinsurance and reinstatement premium, related to Hurricane Gustav range from approximately $30 million to $35 million, which are attributable in roughly equal proportions to our insurance and reinsurance operations.

The Company’s preliminary loss estimates, pretax and net of reinsurance and reinstatement premium, related to Hurricane Ike range from approximately $165 million to $235 million, of which $65 million to $85 million is attributable to insurance and $100 million to $150 million to reinsurance.

The Company’s preliminary loss estimates are based on its review of individual treaties and policies expected to be impacted and client data received to date and has taken into account current industry loss estimates, both from published sources and the Company’s internal analysis.

The Company also announced that less than one-quarter of a percent of its investment portfolio was exposed to Lehman Brothers Holdings Inc. (“Lehman Brothers”) as of June 30, 2008.

As of that date, the cost and market value of XL’s current holdings of equity of Lehman Brothers was $2 million and $1 million, respectively. Also as of that date, XL’s current holdings of subordinated debt of Lehman Brothers had an amortized cost and market value of approximately $34 million and $29 million, respectively, and XL’s holdings of senior debt of Lehman Brothers had an amortized cost and market value of $66 million and $63 million, respectively. XL has made no purchases of Lehman Brothers securities since June 30, 2008. XL has no derivative counterparty exposure to Lehman Brothers.

As of September 25, 2008, the amortized cost of XL’s fixed income holdings of Washington Mutual, Inc. was $4 million.

As of September 25, 2008, the cost of XL’s common and preferred equity of Fannie Mae and Freddie Mac was $9 million.

XL’s CEO, Michael S. McGavick, commented, “Total industry losses for Gustav and Ike are still being calculated, but we believe that Ike alone could be in excess of $15 billion. We are pleased that even at the high end of our current estimates, losses from these two hurricanes represent less than three percent of pro forma total shareholders’ equity as of June 30, 2008. We believe that today’s announcements demonstrate disciplined underwriting as well as our care in managing exposures to individual credits.”

XL Capital Ltd, through its operating subsidiaries, is a leading provider of global insurance and reinsurance coverages to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. More information about XL Capital Ltd is available at www.xlcapital.com.

This press release contains forward-looking statements about, among other things, the estimated effects of Hurricanes Gustav and Ike on the Company’s results of operations and financial condition. Such statements involve inherent risks and uncertainties. Statements that are not historical facts, including statements about XL’s beliefs or expectations, are forward- looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual events or results to differ materially from those in such forward-looking statements include the preliminary nature of reports and estimates of loss to date and the other important factors set forth in XL’s most recent annual report on Form 10-K, quarterly report on Form 10-Q and XL’s other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #